Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calvert Social Index Series, Inc:

We consent to the use of our report, incorporated herein by reference, dated November 19, 2007, with respect to the financial statements of the Calvert Social Index Fund, the sole series of the Calvert Social Index Series, Inc, as of September 30, 2007 and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP
Philadelphia, Pennsylvania
January 28, 2008